CERTIFICATE OF DESIGNATION

OF

APC GROUP, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, APC Group, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended (the “Articles of Incorporation”), of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on January 25, 2006, duly adopted a resolution providing for the this designation of a series of 100,000 shares of Series A preferred stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Articles of Incorporation, a series of the preferred stock, par value $.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A” preferred stock; and

FURTHER RESOLVED, that the Series A preferred stock shall consist of 100,000 shares; and

FURTHER RESOLVED, that the Series A preferred stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A” preferred stock (the "Preferred Stock") and the number of shares initially constituting such series shall be up to 100,000.

Section 2. DIVIDENDS. The holders of Preferred Stock shall not be entitled to receive any dividends paid on the Common Stock.

Section 3. LIQUIDATION PREFERENCE. The holders of Preferred Stock shall not be entitled to any liquidation preferences.

Section 4. VOTING.

4.1 VOTING RIGHTS. The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 15,500,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 16,132,653 shares PRO RATA, out of a total number of 31,632,653 shares voting.

4.2 AMENDMENTS TO ARTICLES AND BYLAWS. So long as Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

4.4 AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Preferred Stock.

Section 5. CONVERSION RIGHTS. The Preferred Stock is not convertible.

Section 6. STATUS OF REACQUIRED SHARES OF PREFERRED STOCK. Except in the case of a reversion of shares of Preferred Stock pursuant to Section 9, below, shares of Preferred Stock issued and reacquired by the Company shall not be reissued by the Company as shares of Preferred Stock but shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Section 7. PREEMPTIVE RIGHTS. The holders of shares of Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

Section 8. NOTICES. Any notice required hereby to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

Section 9. ISSUANCES, RESTRICTIONS ON TRANSFER AND REVERSION. The shares of Preferred Stock shall be issued to the President and the Treasurer of the Company in such proportions as determined by the Board of Directors in its sole discretion. The Preferred Stock may not be transferred, sold, assigned or hypothecated except as provided herein. The Preferred Stock may not be transferred by will or by the laws of descent and distribution or for the benefit of any person. In the event of death or disability or the holder’s termination of service to the Company or removal from office without cause, such holder’s shares of Preferred Stock shall revert back to the Company at $0.50 per share, shall be retired and restored to the status of authorized and unissued shares of the Company’s Preferred Stock, and the Board of Directors, in its sole discretion, may reissue the authorized and unissued shares as Series A Preferred Stock pursuant to this Certificate of Designation to such holder’s successor in office.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President this 25th day of January, 2006.

APC GROUP, INC.

/s/ Ken Forster
Ken Forster, President